UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 30, 2014

TECUMSEH PRODUCTS COMPANY
(Exact name of registrant as specified in its charter)

Michigan	001-36417	38-1093240
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5683 Hines Drive, Ann Arbor, Michigan	48108
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (734) 585-9500

(not applicable)
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On October 30, 2014, our Board increased the current size of our Board of Directors from six to seven members and appointed Mitchell I. Quain as a director to fill the newly-created vacancy, effective immediately. Mr. Quain will serve until the 2015 annual meeting of shareholders and until his successor is duly elected and qualified, or until his resignation or removal. Mr. Quain has also been appointed as a member of the Governance and Nominating Committee.
Mitchell I. Quain has served as a Senior Advisor of The Carlyle Group L.P., a private investment firm, since 2012. Mr. Quain was a Partner of One Equity Partners, LLC, a private equity investment firm from 2010 to 2011. From 2008 to 2010, he served as Managing Director of ACI Capital Co., LLC, a private equity investment firm. From 2001 to 2003, he served as Vice Chairman of Investment Banking at ABN AMRO, a global full service wholesale and retail bank. Prior to 2001, he served at ABN AMRO as Global Head of Industrial Manufacturing and of its banking business. From early 1997 until its acquisition by ING Barings, Mr. Quain was an Executive Vice President and a member of the Board of Directors and of the Management Committee of Furman Selz LLC, an international financial services and investment banking firm. From 1984 to early 1997, Mr. Quain was a Partner with Wertheim & Company, Inc., an investor relations and communications company. Prior to that, he was a member of the research department at Wertheim & Company, Inc.
Mr. Quain is Chairman of the Board of MagneTek, Inc., a publicly-traded manufacturer of digital power and motion control systems, and serves on the Board of Directors of Hardinge Inc., a publicly-traded international provider of machine tools, RBC Bearings Incorporated, a publicly-traded specialty bearings manufacturer, and Astro-Med, Inc., a publicly-traded manufacturer of specialty printers, data acquisition systems and medical equipment.
He previously served on the Boards of publicly-traded DeCrane Aircraft Holdings, Inc., a provider of integrated assemblies, sub-assemblies and component parts to the aerospace industry, publicly-traded HEICO Corporation, a manufacturer of aircraft components, publicly-traded Mechanical Dynamics, Inc., a manufacturer of bulk handling systems, publicly-traded Titan International, Inc. a supplier to the metal finishing industry, publicly-traded Handy & Harman Ltd., a global industrial company and publicly-traded Allied Products Corporation, a manufacturer of agricultural equipment and stamping presses. He also served as executive chairman of the Board of Register.com, an internet services provider.
Mr. Quain’s qualifications as a Certified Financial Analyst and extensive investment management experience combined with industrial manufacturing expertise will complement the Board’s existing array of experience with his understanding of the operational, financial and strategic issues the Company faces.
There are no arrangements or understandings between Mr. Quain and any other persons pursuant to which Mr. Quain was selected as a director. Mr. Quain does not have a direct or indirect material interest in any currently proposed transaction in which the Company is to be a participant and the amount involved exceeds $120,000, nor has Mr. Quain had a direct or indirect material interest in any such transactions since the beginning of 2013.
In connection with his election as a non-employee director, Mr. Quain was awarded 10,307 Restricted Stock Units (“RSUs”) under our 2014 Omnibus Incentive Plan on the same terms and conditions as RSUs granted to our other outside directors, and will earn a prorated cash retainer fee of $29,931.40 for 2014-2015 through the day before the 2015 Annual Meeting of Shareholders (currently scheduled for April 29, 2015), payable in advance in monthly installments. As a non-employee director, Mr. Quain will receive an additional prorated cash retainer fee of $2,494.33 for his service as a member of the Governance and Nominating Committee, payable in advance in monthly installments. We also reimburse all directors for reasonable travel expenses.

Item 7.01	Regulation FD Disclosure.

On October 31, 2014, we issued a press release announcing the appointment of Mitchell I. Quain to our Board, disclosed in Item 5.02. We are furnishing a copy as Exhibit 99.1 to this report and incorporate it by reference in this Item 7.01.

Item 9.01	Financial Statements and Exhibits.
The following exhibit is filed with this report:

Exhibit No.	Description

99.1	Press release dated October 31, 2014

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TECUMSEH PRODUCTS COMPANY

Date:	October 31, 2014	By	/s/ Janice E. Stipp
Janice E. Stipp, Executive Vice President, Chief Financial Officer, Treasurer and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated October 31, 2014